Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 8, 2009, with respect to the consolidated financial statements of Omeros Corporation included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-148572) and related Prospectus of Omeros Corporation for the registration of shares of its common stock.
/s/ ERNST & YOUNG LLP
Seattle, Washington
May 13, 2009